QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.32(a)

FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT GOVERNING
PURCHASES AND SALES OF MORTGAGE LOANS

    This Amendment, dated as of June 21, 2001 (the "Amendment"), to the Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans dated as of December 1, 2000 (as amended, the "Agreement'), is made by and between LEHMAN BROTHERS BANK, FSB ("Buyer") and AAMES CAPITAL CORPORATION ("Seller" and, together with the Buyer, the "Parties").

RECITALS

    WHEREAS, the Seller and the Buyer are parties to the Agreement, pursuant to which the Buyer has agreed, subject to the terms and conditions set forth in the Agreement, to purchase certain Mortgage Loans owned by the Seller, including, without limitation, all rights of Seller to service and administer such Mortgage Loans. Terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement, as amended hereby.

    WHEREAS, the Parties wish to amend the Agreement to modify certain of the terms and conditions governing the purchase and sale of the Mortgage Loans.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

    Section 1.  Amendment.

        1.1  The definitions of "Adjusted Leverage Ratio" and "Leverage Ratio" in Section 2 of the Agreement are hereby deleted in their entirety and replaced with the following, effective on and after March 31, 2001:

    "Adjusted Leverage Ratio" means, at any time, the ratio of (i) the aggregate principal amount of all indebtedness (other than indebtedness incurred in connection with Mortgage Loan warehousing facilities of Guarantor and its subsidiaries) of Guarantor and its subsidiaries at such time which on a consolidated basis in accordance with GAAP would be required to be reflected on a consolidated balance sheet of Guarantor and its subsidiaries as a liability to (ii) the sum of (1) Tangible Net Worth of Guarantor and its subsidiaries plus (2) accrued but unpaid dividends on preferred stock of Guarantor and its subsidiaries at such time.

    "Leverage Ratio" means, at any time, the ratio of (i) the aggregate principal amount of all indebtedness of Guarantor or Seller, as applicable, and its respective subsidiaries at such time which on a consolidated basis in accordance with GAAP would be required to be reflected on a consolidated balance sheet of Guarantor or Seller, as applicable, and its respective subsidiaries as a liability to (ii) the sum of (1) the Tangible Net Worth of Guarantor or Seller, as applicable, and its respective subsidiaries plus (2) with respect to Guarantor and its subsidiaries only, accrued but unpaid dividends on preferred stock at such time.

    1.2  Section 13(a) (xii)—(xviii), (xx) and (xxi) are hereby deleted in their entirety and replaced with the following and the following new Section 13(a)(xxii) is hereby added after Section 13(a)(xxi):

(xii)	Tangible Net Worth of the Guarantor shall (x) at any time between March 31, 2001 and December 31, 2001, be less than $37,000,000 and (y) at any time thereafter, be less than $34,000,000;
(xiii)	commencing on and after March 31, 2001, Tangible Net Worth of the Seller shall be less than the $300,000,000;
(xiv)	the Interest Coverage Ratio of the Guarantor shall exceed 1.05 to 1.0 on the last Business Day of any calendar quarter commencing with the quarter ending June 30, 2001;
(xv)	commencing on and after March 31, 2001, the Leverage Ratio of the Guarantor shall exceed 12.0 to 1.0;
(xvi)	commencing on and after March 31, 2001, the Adjusted Leverage Ratio of the Guarantor shall exceed 6.0 to 1.0;
(xvii)	commencing on and after March 31, 2001, the Leverage Ratio of the Seller shall exceed 3.0 to 1.0;
(xviii)
commencing on and after March 31, 2001, the aggregate amount of the Guarantor's cash, cash equivalents and available borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse or working capital facilities, on a consolidated basis and on any given day, shall be less than $17,500,000 at any time;
(xx)	the Seller shall be a party to committed facilities (other than this Agreement) with a maximum aggregate principal amount of commitments equal to less than $200,000,000 at any time;
(xxi)	for any two fiscal quarters of Guarantor after the date of this Agreement, Guarantor and its subsidiaries shall incur a loss on a consolidated basis in accordance with GAAP; or
(xxii)	Guarantor shall pay any dividends under its preferred stock at any time (it being understood and agreed that such dividends may accrue).

    Section 2.  Covenants, Representations and Warranties of the Parties.

    2.1  Except as expressly amended by Section 1 hereof, the Agreement remains unaltered and in full force and effect. Each of the Parties hereby reaffirms all terms and covenants made in the Agreement as amended hereby.

    2.2  Each of the Parties hereby represents and warrants to the other that (a) this Amendment constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, and (b) the execution and delivery by such Party of this Amendment has been duly authorized by all requisite corporate action on the part of such Party and will not violate any provision of the organizational documents of such Party.

    Section 3.  Effect upon the Agreement.

    3.1  Except as specifically set forth herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. All references to the "Agreement" in the Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans shall mean and refer to the Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans as modified and amended hereby.

    3.2  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Agreement, or any other document, instrument or agreement executed and/or delivered in connection therewith.

    Section 4.  Governing Law.

    THIS AMENDMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

    Section 5.  Counterparts.

    This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first above written.

SELLER:
AAMES CAPITAL CORPORATION, as Seller
By:
Name:
Title:
BUYER:
LEHMAN BROTHERS BANK, FSB, as Buyer
By:
Name:
Title:

QuickLinks

Exhibit 10.32(a)
FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT GOVERNING PURCHASES AND SALES OF MORTGAGE LOANS